URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

2008 JANCHIVLAN EXPLORATION PROGRAM LAUNCHED

VETERAN NORTH AMERICAN GEOLOGISTS LEAD TECHNICAL TEAM;
DESIGNATED QUALIFIED PERSON ON PROJECT TO ENSURE
COMPLIANCE WITH CANADIAN NATIONAL INSTRUMENT 43-101

April 9, 2008

Las Vegas, Nevada USA. - Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce the launch of its 2008 exploration program on the Janchivlan Project, located 70 km southeast of the Mongolian capitol of Ulaanbaatar.

The project’s technical team is comprised of North American geologists with more than 180 years of collective exploration experience, much of it international. A designated Qualified Person (QP) has been assigned to the Janchivlan project to ensure compliance with Canadian National Instrument 43-101.

The exploration contractor chosen for the project is Yunnan Nuclear Industry Brigade 209 (Team 209). The most experienced and successful uranium exploration group in China, Team 209 has a Class A exploration designation, a Chinese certification signifying the highest level of qualification. Team 209’s geological staff and drilling division have both worked with foreign joint ventures in China and also have experience working outside the country. They will conduct preparatory geological, geophysical, and geochemical fieldwork as well as diamond core drilling under the direction of the Uranium 308 Corp.’s technical team.

The 2008 Exploration program includes the scientific investigation of six (6) target areas on the 196.39 sq. km Janchivlan property. Activities include geological mapping, radiometric surveying, trenching, and sampling. Once targets are selected, the Company will undertake a 25,000-meter diamond core drilling program.

The first holes to be drilled (in early April) are two targets in the North and South Blocks left over from the 2007 exploration program. Other geological and engineering field activities will commence later in April. Five drill rigs will be available for the full drilling program.

Uranium 308 Corp. has selected Activation Laboratories (www.actlabs.com) to analyze the samples for multi-element assays from this program. Proprietary geochemical programs will be used in analyzing the mineral potential and define ore resources.

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.